Exhibit 2.2

AMENDMENT TO AGREEMENT AND PLAN OF

MERGER AND REORGANIZATION

This Amendment, dated as of January 8, 2016 (this “Amendment”), to the Agreement and Plan of Merger and Reorganization by and among Computer Programs and Systems, Inc. (“Parent”), HHI Merger Sub I, Inc., HHI Merger Sub II, Inc., Healthland Holding Inc. (the “Company”) and AHR Holdings, LLC, solely in its capacity as the Securityholder Representative, dated as of November 25, 2015 (the “Merger Agreement”), is entered into by Parent, the Company and the Securityholder Representative (collectively, the “Parties”).

WHEREAS, Section 10.4 of the Merger Agreement permits the Parties to amend the Merger Agreement by execution of an instrument in writing signed by each of the Parties; and

WHEREAS, each of the Parties desires to amend the Merger Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements specified in this Amendment, the Parties hereby agree as follows:

1. Payments. Any and all payments to be made to the Company Securityholders pursuant to the Merger Agreement, including pursuant to Sections 2.8 and 2.9 of the Merger Agreement, notwithstanding the various provisions set forth and definitions used in the aforementioned Sections of the Merger Agreement, shall be governed by the Consideration Spreadsheet prepared by the Company and delivered to Parent pursuant to Section 5.14 of the Merger Agreement.

2. Definition. The definition of “Rycan Note” is hereby amended and restated in its entirety as follows:

““Rycan Note” means the Note, entered into by the Company in favor of Rycan Holdings for the principal amount of Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000) at an interest rate of 5% per annum.”

3. Representations and Warranties. Each of the Parties represents and warrants that (i) such Party has the requisite power and authority to execute and deliver this Amendment and (ii) this Amendment has been duly and validly executed by such Party, and this Amendment (assuming the due authorization, execution and delivery by each of the other Parties) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability is limited by the Enforceability Exceptions.

4. Defined Terms. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Merger Agreement.

5. No Other Modification. The Merger Agreement shall not be modified by this Amendment in any respect except as expressly set forth herein.

6. Miscellaneous. This Amendment shall be subject to the terms and conditions of Article X of the Merger Agreement, mutatis mutandis.

As of the date hereof, each of the Parties, intending to be legally bound, has caused an authorized Representative of such Party to duly execute this Amendment on behalf of such Party.

PARENT:

COMPUTER PROGRAMS AND SYSTEMS, INC.

By:	/s/ J. Boyd Douglas
Name: J. Boyd Douglas
Title: President and CEO

COMPANY:

HEALTHLAND HOLDING INC.

By:	/s/ Chris Bauleke
Name: Chris Bauleke
Title: CEO

SECURITYHOLDER REPRESENTATIVE:

AHR HOLDINGS, LLC

By:	/s/ John Herr
Name: John Herr
Title: Secretary

[Signature Page to Amendment to Agreement and Plan of Merger and Reorganization]